Exhibit 10(1)


                          THE MEAD CORPORATION

                     CORPORATE ANNUAL INCENTIVE PLAN
                     -------------------------------
                                  1998
                                  ----

OBJECTIVE
---------
The objective of the Corporate Annual Incentive Plan is to recognize and reward Mead's key executive officers and division leaders for achieving and sustaining superior business results.

PARTICIPATION ELIGIBILITY
-------------------------
All Officers of the Corporation are participants in this plan. In addition, the formula of this plan provides funding for the annual incentives of all Corporate Center employees.

PAYOUT ELIGIBILITY
------------------
Participants must be employees of the company, an affiliate or a subsidiary at the end of the plan year to receive payout from this plan. An appropriate proration of earned awards may be made in case of death, disability, retirement, hire or transfer during the plan year. In such cases, the annual incentive target will be pro-rated to reflect the months of service.

ANNUAL INCENTIVE TARGET
-----------------------
The annual incentive target for each grade is the difference between Mead's policy total cash compensation target and the midpoint. This target will be adjusted annually, based on market total cash compensation data. In addition, the Compensation Committee may increase the annual incentive targets in any plan year, to reflect Mead's competitive base salary position. For the 1998 plan year, annual incentive targets for all grades have been increased by up to 3%. The current targets are shown in Attachment 1.

PAYOUT FUNDING
--------------
The individual annual incentive target is multiplied by the Payout Factor under this Plan. This Payout Factor is determined as:

      Payout      =     Mead ROTC               X     Mead ROTC
                        --------------------          ------------------
      Factor            Mead Cost of Capital          FP Peers ROTC

      where ROTC = (EAT + ((1 - Tax Rate) X Current Interest Expense)) X 100
                   ---------------------------------------------------
                   (Average Equity + Average Long-Term Debt)

Mead's Forest Products peers (FP Peers) are comprised of those members of the Paper Industry Compensation Association whose major business lines are similar to the Mead business segments, and for which public financial reporting is provided by Value Line Reports. For the 1998 plan year, these companies are identified as:

                  Boise Cascade
                  Champion International
                  Consolidated Paper
                  Georgia Pacific
                  International Paper
                  Potlatch
                  Stone Container
                  Temple-Inland
                  Union Camp
                  Westvaco
                  Weyerhaeuser
                  Willamette

The Compensation Committee may alter the membership of this FP Peer group as corporate structures or market business lines of the indicated companies changes.

The annual incentive payout is determined as:

Annual Incentive Payout =  Annual Incentive Target    x     Payout Factor

While this formula determines an available pool of annual incentive dollars, allocation of incentive awards to individuals is based solely on the criteria for "Individual Payout Determination" defined in the following section.

INDIVIDUAL PAYOUT DETERMINATION
-------------------------------
Payout under this Plan for all Participants will be determined by an assessment of each individual's contribution to the business results for the performance period. This assessment for each Participant shall be determined by that participant's manager, subject to review of the CEO.

PAYOUT LIMITATIONS
------------------
Payout shall be limited on the basis of the following financial results of the corporation:

      1. There shall be no payout to any participant if any corporate earnings are negative for the calendar year.

      2. Maximum payout is 75% of target for any financial performance under 6.0% ROTC

      3. Payout is capped at 200% of target, for any level of performance.

ACCOUNTING FOR PAYOUT
---------------------
Payout will be estimated periodically and the required corporate accrual of payout will be booked against earnings during the year. Approved incentive payments will be prepared and expensed to earnings at the time of payout.

RECOMMENDATIONS AND APPROVAL
----------------------------
The Compensation Committee approves this Plan, and reviews total funding and individual payouts under the plan, and the amount, use and replenishment of any reserve funds.

The CEO recommends all individual payouts to the Compensation Committee of the Board of Directors for approval. Payouts for the CEO and the COO are recommended to the Board of Directors by the Compensation Committee.

The Compensation Committee may also determine if payout will be in cash, restricted stock, or replaced with stock options, or a combination thereof. The Board of Directors may require a mandatory deferral of all or any portion of the payout to ensure full deductibility of compensation to any executive.

ADMINISTRATION
--------------
The Plan is administered by the Compensation Committee of the Board.
The Compensation Committee has delegated administration to the Corporate Vice President, Human Resources.

RESERVED RIGHTS
---------------
The Mead Corporation reserves the right to alter, amend, suspend or terminate any or all provisions of this Corporate Annual Incentive Plan, except such actions shall neither inhibit nor hinder the rights of any individual with respect to earned and credited awards which have been deferred. Designation of a position as eligible for participation neither guarantees the individual a right to an incentive payment nor a right to continued employment.

          JEROME F. TATAR                        MAY 11, 1998
          -----------------                      --------------------
            Approved                                  Date

                              Attachment 1

                     CORPORATE ANNUAL INCENTIVE PLAN
                     -------------------------------

                             PAYOUT TARGETS
                             --------------
                                  1998
                                  ----
              1998          Policy          Policy              1998 Annual
Grade       Midpoint    Annual Target     TCC Target        Incentive Target*
-----       --------    -------------     ----------        -----------------
 33         $772,236      $756,700        $1,528,900             $766,400
 32         684,300        626,900         1,311,200              636,000
 31         597,600        521,000         1,118,600              529,300
 30         525,144        419,000           944,100              426,600
 29         461,064        343,000           804,100              350,000
 28         383,868        282,700           687,400              289,100
 27         354,648        232,900           587,500              238,700
 26         310,212        191,000           501,200              196,300
 25         271,524        157,200           428,700              162,000
 24         237,048        128,100           365,100              132,400
 23         206,616        115,700           322,300              119,600
 22         183,360        102,290           285,700              105,900
 21         160,728         87,890           248,600               91,160









*For 1998 the above Incentive Targets include up to an addition of 3% of Midpoint.